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                                                                    Exhibit 99.1




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
Laura Crowley                             Leslie Green
General Magic, Inc.                       Stapleton Communications
1 + 408 774 4457                          1+650 470 0200
ir@generalmagic.com                       leslie@stapleton.com
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FOR IMMEDIATE RELEASE

                  GENERAL MAGIC ANNOUNCES COMPLETION OF $7.0 MILLION EQUITY FINANCING ARRANGEMENT WITH INSTITUTIONAL INVESTORS

      SUNNYVALE, Calif. (March 27, 2002) - General Magic, Inc. (Nasdaq: GMGC) a pioneer in voice infrastructure software, today announced it has secured an over subscribed round of financing from a group of private institutional investors in the amount of $7.0 million in exchange for shares of the company's common stock. The transaction was arranged by HPC Capital Management.

      "We are pleased to have secured this financing, which will be used to fund our current operations, including product development, sales and professional services," said David Russian, chief financial officer of the company. "Given the market conditions and our current share price, the company elected to raise only $7 million at this time. Our goal remains to raise additional funds to support our continuing operations through the end of this year. We believe that it is in the best interests of the company and its
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shareholders to delay further fund raising at this time to give current market conditions a chance to improve."

      The company expects to issue these securities on March 27, 2002 under its "shelf" registration statement (SEC file no. 333-66126), which was declared effective by the Securities and Exchange Commission on November 27, 2001.

      "This round of financing was actually oversubscribed and it was extremely gratifying to see this level of interest in both the company and its products from the Institutional players. We are especially grateful that such a prestigious Institution like the Special Situations Fund would take a lead role in this financing and we particularly want to thank them for their vision and support", said Andrew Reckles, Chairman of HPC Capital Management.

      The price and the number of shares are based on a five-day average market price of General Magic's common stock prior to March 25, 2002. In addition the investors will receive a 20 percent discount per common share to this average price with no warrant coverage.

      The company intends to seek the additional funding necessary to complete its funding objectives within the coming months, with the expectation that market conditions may be more favorable at that time. As a direct result of this decision, the company expects to receive a report from its auditors, KPMG, on the company's financial statements for the year-ended December 31, 2001 that includes an explanatory paragraph describing the uncertainty about the company's ability to continue as a going concern. This paragraph would be included because the company is not expected to have sufficient committed cash at the time the audit report is issued to meet its cash requirements through the end of its fiscal year based upon its current cash-burn rate.
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      General Magic's management team remains committed to seeking the funding necessary to support the roll-out and adoption of its products and services at the most opportune times.


ABOUT GENERAL MAGIC

General Magic is a leading voice infrastructure software company that provides enterprise-grade software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML & J2EE(TM) based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, California.

For additional information, visit www.generalmagic.com.

General Magic notes that certain statements in this press release contains certain "forwarding-looking" statements which are based on company management's current expectations. Forward-looking statements in this press release while based upon management's current expectations and belief, which management believes reasonable, are subject to certain known and unknown risks, uncertainties and other factors inherent in attempts to forecast the future that may cause industry trends, or actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These include, among others, risks and uncertainties concerning the adequacy of the company's financial resources to execute its business plan; the ability of the company to raise additional capital; market acceptance of the company's technologies and services; the company's dependence on its primary customer; the company's ability to attract, retain and motivate key technical, marketing and management personnel; the ability of the company to establish and maintain relationships with businesses that have high volume customer interactions, and to establish alliances with companies that offer technology solutions for such businesses; and the company's ability to respond to competitive developments. You are cautioned not to place undue reliance on any forward-looking statements. Risk factors that could cause future results to differ from managements' expectations are detailed in General Magic's Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on November 21, 2001.

General Magic and magicTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions

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